SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

November 2, 2007

Date of Report
(Date of Earliest Event Reported)

Nilam Resources Inc.

(Exact Name of Registrant as Specified in its Charter)

Nevada	333-135980	98-0487414
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification No.)

42 Camden Street, Suite 503, Toronto, Ontario     M5V 1V1

 (Address of principal executive offices)               (Zip Code)

1-416-823-0915

 (Registrant's telephone number, including area code)

N/A

 (Former name and former address, if changed since last report)

Check  the  appropriate  box  below  if the  Form  8-K  filing  is  intended  to simultaneously  satisfy the filing obligation of the registrant under any of the following provisions
(see General Instruction A.2. below):

|_|  Written communications pursuant to Rule 425 under the Securities Act (17 CFR  230.425)

|_|  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_|  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_|  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 - CORPORATE GOVERNANCE AND MANAGEMENT

ITEM 5.02     DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.

The Board of Directors of Nilam Resources Inc. (the “Company”) appointed Mr. Vare Grewal to the Board of Directors to fill the vacancy created by the prior resignation of Karamjit Gill.  The Board appointed Mr. Grewal to the positions of Treasurer and Secretary of the Company.  Mr. Grewal is currently the President of Pacific Imperial Capital, Inc. which provides investment banking services for start-up and development stage public companies.  Prior to his service with Pacific Imperial Capital, Inc., Mr. Grewal was a registered broker for Leede Financial of Canada and for Canacord Capital, Canada.  He has a B.S. in Economics from the University of Manitoba.  He is currently resident of Toronto, Canada.

Additionally, the Board of Directors appointed Mr. Len De Melt as a Director to fill the resignation of Ms. Sandy Sandu.  Mr. De Melt will serve the Company as Chairman of the Board of Directors.  His appointment became effective upon the resignation of Ms. Sandhu.  Mr. De Melt has held management positions with 12 mining companies internationally and was instrumental in starting and building six mines, including Gulf Oil's Rabbit Lake mine (uranium), Syncrude mine (oil sands), Denison Mines' Quintette (coal), Homestake's Golden Bear mine (gold), BHP's Ekati mine (diamonds) and Goldust's Croiner mine (gold).  He has served as a director of the mining companies Norsemont Resources Inc. and Vena Resources Inc..  Mr. De Melt is an engineering technologist and a graduate of the Haileybury School of Mines.  He also holds a bachelor of arts degree in business and economics and a diploma of mechanical studies from the British Columbia Institute of Technology.  He lives in Lima, Peru.

Ms. Sandy Sandhu resigned as the Chief Executive Officer, President, Treasurer, Secretary, and Chairman and Member of the Board of Directors of the Company, effective at the close of business November 2, 2007.  There have been no disagreements between the Company and Ms. Sandhu regarding the Company’s operations, policies or practices.

The Board of Directors has launched an international search for a well qualified executive to serve the Company as its President and Chief Executive Officer.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this current report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 13, 2007	Nilam Resources Inc. /s/ Vare Grewal Mr. Vare Grewal, Director Secretary, Treasurer